As filed with the Securities and Exchange Commission on March 4, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

NOKIA CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Karakaari 7 FI-02610

Espoo, Finland

+358 10 4488000

(Address and telephone number of Registrant’s principal executive offices)

NOKIA EMPLOYEE SHARE PURCHASE PLAN: SHARE IN SUCCESS PLAN 2024-2026

NOKIA LONG-TERM INCENTIVE PLAN 2024-2026

(Full title of the plans)

Ronald A. Antush

Nokia of America Corporation

3201 Olympus Blvd.

Dallas, Texas 75019

(469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☒     Accelerated filer  ☐     Non-accelerated filer  ☐     Smaller reporting company

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)       Nokia Corporation’s (the “Registrant”) Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-13202), filed on February 29, 2024; and

(b)       the description of the Registrant’s shares (“Shares”), registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

_____________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8.

Item 6.	Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such.  Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the “Annual General Meeting shall . . . take resolutions on . . . discharging the members of the Board of Directors and the President from liability.”

The Registrant maintains liability insurance for its Board of Directors and certain of its officers.  Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1 of the Registrant’s Annual Report on Form 20-F filed with the Commission on March 23, 2017 (File No. 001-13202)).

4.2	Amended and Restated Deposit Agreement dated March 28, 2000, by and among the Registrant, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to the Registrant’s Registration Statement on Form F-6, filed with the Commission on May 19, 2003 (File No. 333-105373)).

4.3	Letter Agreement, dated as of September 27, 2007, by and between the Registrant and Citibank, N.A., as Depositary (incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6, filed with the Commission on February 6, 2008 (File No. 333-105373)).

4.4	Amendment No. 1 to the Amended and Restated Deposit Agreement, dated February 6, 2008, by and among the Registrant, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued under the Amended and Restated Deposit Agreement, dated as of March 28, 2000 (incorporated by reference to the Registrant’s Registration Statement on Form F-6, filed with the Commission on February 6, 2008 (File No. 333-105373)).

4.5*	Terms and Conditions of the Nokia Employee Share Purchase Plan: Share in Success Plan 2024-2026.

4.6*	Terms and Conditions of the Nokia Long-Term Incentive Plan 2024-2026.

5.1*	Opinion of Esa Niinimäki, Chief Legal Officer of the Registrant, as to the validity of the shares to be issued pursuant to the Nokia Employee Share Purchase Plan: Share in Success Plan 2024-2026 and the Nokia Long-Term Incentive Plan 2024-2026.

23.1*	Consent of Deloitte Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.

23.2*	Consent of Esa Niinimäki, Chief Legal Officer of the Registrant (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, Nokia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on March 4, 2024.

NOKIA CORPORATION

By:	/s/ Johanna Mandelin	By:	/s/ Marjo Westergård
Name:	Johanna Mandelin	Name:	Marjo Westergård
Title:	Global Head of Corporate Legal	Title:	Lead Counsel, Corporate Governance, Corporate Legal

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ms. Johanna Mandelin and Ms. Marjo Westergård and each of them, individually, as his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the indicated capacities on March 4, 2024.

Members of the Board of Directors:

/s/ Sari Baldauf	Chair of the Board of Directors
Name: Sari Baldauf

/s/ Søren Skou	Vice Chair of the Board of Directors
Name: Søren Skou

/s/ Timo Ahopelto	Director
Name: Timo Ahopelto

/s/ Elizabeth Crain	Director
Name: Elizabeth Crain

/s/ Thomas Dannenfeldt	Director
Name: Thomas Dannenfeldt

/s/ Lisa Hook	Director
Name: Lisa Hook

/s/ Jeanette Horan	Director
Name: Jeanette Horan

/s/ Thomas Saueressig	Director
Name: Thomas Saueressig

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Kai Öistämö	Director
Name: Kai Öistämö

President and Chief Executive Officer:

/s/ Pekka Lundmark
Name: Pekka Lundmark

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Marco Wirén
Name: Marco Wirén

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush